Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-151315

June 17, 2008

ReneSola Ltd

ReneSola Ltd, or ReneSola, has filed a registration statement on Form F-1, including a prospectus, with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents ReneSola has filed with the SEC for more complete information about ReneSola and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents ReneSola has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, ReneSola, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Credit Suisse +1-800-221-1037 or Deutsche Bank +1-800-503-4611 (calling these numbers are not toll free outside the United States). You may also access ReneSola’s most recent prospectus by visiting EDGAR on the SEC website at www.sec.gov.

The information below assumes no exercise of the underwriters’ over-allotment option.

Public Offering Price:	$20.50 per ADS

Total Offering Price:	$184,500,000

ADSs offered by the Company:	8,577,220*

ADSs offered by the Selling Shareholders:	422,780*

Proceeds to Company, net of underwriting discounts and commissions:	$167,920,524.50 total; $19.5775 per ADS

Proceeds to Selling Shareholders, net of underwriting discounts and commissions:	$8,276,975.50 total; $19.5775 per ADS

Settlement and Delivery Date:	June 23, 2008

Underwriting Discounts and Commissions:	$8,302,500 total; $0.9225 per ADS

Selling Concession:	$0.5535 per ADS

*	The Company will sell 427,783 more ADSs than previously announced; however, the total number of ADSs included in this offering remains unchanged as the number of ADSs to be sold by the Selling Shareholders has been reduced by the same number.